HealthEquity Reports Year-End Sales Metrics
Custodial Assets of $6.8 billion, up 35% year-over-year, HSA Members up 24%
Draper, Utah – February 6, 2018 – HealthEquity, Inc. (NASDAQ: HQY) ("HealthEquity" or the "Company"), one of the nation's largest health savings account ("HSA") custodians, today announced HSA Member and custodial assets as of its fiscal year ended January 31, 2018.
The total number of HSAs for which it serves as a non-bank custodian ("HSA Members") as of January 31, 2018 was 3.4 million, an increase of 24%, from 2.7 million as of January 31, 2017. Total custodial assets held by HSA Members as of January 31, 2018 was $6.8 billion, an increase of 35% from $5.0 billion a year earlier.
Jon Kessler, President and CEO of HealthEquity, commented, “HealthEquity had another record breaking sales year, adding more than $1.7 billion in custodial assets and 723,000 HSA Members to its proprietary platform. HSAs grew 24% year-over-year to end this fiscal year with more than 3.4 million members. Custodial assets grew an even more impressive 35% to $6.8 billion at fiscal year-end. Our 98% HSA Member retention rate this year reflects our commitment to remarkable service and the power of our proprietary platform in helping members be healthy savers.”
HSA Members (unaudited)

				% change from	% change from
	January 31, 2018	January 31, 2017	January 31, 2016	2017 to 2018	2016 to 2017
HSA Members	3,402,889	2,746,132	2,140,631	24%	28%
Average HSA Members - Year-to-date	2,951,790	2,339,091	1,600,327	26%	46%
Average HSA Members - Quarter-to-date	3,188,927	2,519,382	1,850,843	27%	36%
HSA Members with investments	121,614	65,906	44,680	85%	48%
Custodial assets (unaudited)

				% change from	% change from
(in thousands, except percentages)	January 31, 2018	January 31, 2017	January 31, 2016	2017 to 2018	2016 to 2017
Custodial cash	$5,489,617	$4,380,487	$3,278,628	25%	34%
Custodial investments	1,288,693	658,580	405,878	96%	62%
Total custodial assets	$6,778,310	$5,039,067	$3,684,506	35%	37%
Average daily custodial cash - Year-to-date	$4,571,341	$3,661,058	$2,326,506	25%	57%
Average daily custodial cash - Quarter-to-date	$4,876,438	$3,854,518	$2,682,827	27%	44%
Business outlook
For the year ended January 31, 2018, the Company reaffirmed previously provided outlook as follows:

•	Revenue in the range of $225.0 million and $228.0 million;

•	Net income in the range of $43.0 million and $45.0 million;

•	Adjusted EBITDA in the range of $80.0 million and $83.0 million;

•	Non-GAAP net income in the range of $39.0 million and $41.0 million; and

•	Non-GAAP net income per diluted share range between $0.64 and $0.66.
Non-GAAP net income is calculated by adding back to net income all non-cash stock-based compensation expense, net of an estimated statutory tax rate of 38%, and the impact of excess tax benefits due to the adoption of Accounting Standards Update ("ASU") 2016-09. Non-GAAP net income outlook results is based on an estimated 62.0 million diluted weighted-average shares outstanding.
The Company also provided fiscal year 2019 revenue guidance in the range of $274 million to $280 million.
A reconciliation of the non-GAAP financial measures used throughout this release to the most comparable GAAP financial measures is included with the financial table at the end of this release.
Conference call
HealthEquity management will host a conference call at 5:00 pm (Eastern Time) on Tuesday, February 6, 2018. The conference call will be accessible by dialing 844-791-6252, or 661-378-9636 for international callers, and referencing conference ID 5394416. A live webcast of the conference call will also be available on the investor relations section of the company's website at ir.HealthEquity.com.

Forward-looking statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, revenue, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the control of the Company. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the continued availability of tax-advantaged consumer-directed benefits to employers and employees, the Company’s ability to acquire and retain new network partners and to cross-sell its products to existing network partners and members, the Company’s ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, the Company’s ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, and the Company’s ability to identify and execute on network partner opportunities. For a detailed discussion of these and other risk factors, please refer to the risks detailed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
Reconciliation of net income outlook to adjusted EBITDA outlook

Outlook for the year ending
(in millions)	January 31, 2018
Net income	$43 - $45
Income tax provision	5 - 6
Depreciation and amortization	~ 11
Amortization of acquired intangible assets	~ 4
Stock-based compensation expense	~ 14
Other	~ 3
Adjusted EBITDA	$80 - $83
Reconciliation of net income outlook to non-GAAP net income

Outlook for the year ending
(in millions, except per share data)	January 31, 2018
Net income	$43 - $45
Stock compensation, net of tax (1)	~ 9
Excess tax benefit due to adoption of ASU 2016-09	~ (13)
Non-GAAP net income	$39 - $41
Diluted weighted-average shares used in computing GAAP and Non-GAAP per share amounts	62
Non-GAAP net income per diluted share (2)	$0.64 - $0.66
(1) The Company used an estimated statutory tax rate of 38% to calculate the net impact stock-based compensation expense.
(2) Non-GAAP net income per diluted share does not calculate due to rounding.
Investor Relations Contact:
Richard Putnam
801-727-1209
rputnam@healthequity.com